Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017  (212) 588-4000

FOR IMMEDIATE RELEASE

Contacts:
Howard C. Naphtali	Elise Wilkinson
Chief Financial Officer	Director of Investor Relations
(212) 444-6160	(212) 444-6245

ITG Reports Third Quarter Results

Record Revenues Achieved in Europe

New York, NY, October 16, 2003— Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the third quarter ended September 26, 2003, revenues were $85.3 million, net income was $11.2 million and diluted earnings per share were $0.24.

Revenues, net income and diluted earnings per share were down slightly compared to the second quarter of 2003 with a decrease of 4%, 5% and 5% respectively.  Compared to last year’s third quarter, revenues, net income and diluted earnings per share decreased 12%, 40% and 39% respectively.

Revenue per trading day in POSIT® increased 6% from second quarter 2003 levels while decreasing by 13% in the Electronic Trading Desk and by 7% in Client-Site Trading Products. Compared to last year’s third quarter, revenue per trading day increased 4% in POSIT but declined 6% in the Electronic Trading Desk and 36% in Client-Site Trading Products.

International operations continued their positive trend.  European revenues climbed to a record $7.5 million versus $6.2 million in the second quarter of 2003 and $4.5 million in the third quarter of 2002.  Third quarter revenues in Canada were also strong at $5.4 million compared to $5.6 million in the prior quarter and $4.6 million in the prior year period. Revenues in Australia were unchanged from the second quarter at $1.5 million versus $1.3 million in the prior year period while revenues in Asia were $1.3 million versus $1.2 million in the second quarter and $0.4 million in the prior year period (which included only one month of revenues following the acquisition of Hoenig in September 2002).

Pre-tax losses from international operations were reduced to $0.7 million for the third quarter of 2003 versus $1.2 million in the previous quarter and $1.8 million in the third quarter of 2002.

“We are very pleased with the positive progress in Europe and encouraged by the growth in POSIT considering the continued economic uncertainty and a highly competitive market environment” said Robert J. Russel, ITG President and Chief Executive Officer.  “Although

-more-

the current market environment has been challenging for our Client-Site and Electronic Trading Products, we remain focused on growing all areas of our business through aggressive product development and sales efforts currently underway.  We continue to believe that the key to long-term success in this industry is our ability to build value added trading solutions for our clients.”

Excluding Hoenig, ITG’s total U.S. trading volume was 4.6 billion shares (averaging 72.9 million shares per trading day) compared to 5.0 billion shares in the second quarter of 2003 (averaging 79.1 million shares per trading day) and 6.3 billion shares in the third quarter of 2002 (averaging 100.0 million shares per trading day). On a consolidated basis including both Hoenig and international operations, ITG’s total trading volume was 9.8 billion shares for the third quarter of 2003 compared to 8.8 billion shares for the third quarter of 2002 and 10.2 billion shares in the second quarter of 2003.

For ITG overall, pre-tax margins were 22.7%, unchanged from the second quarter of 2003 and down from 34.1% in the third quarter of 2002.

Year-To-Date Results

For the nine months ended September 26, 2003, revenues decreased 16% over the prior year period to $247.5 million, net income decreased 52% to $29.5 million and diluted earnings per share decreased 50% to $0.62.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. EDT to discuss third quarter results. Those wishing to listen to the call should dial (800) 888-5452 at least 10 minutes prior to the start of the call to ensure connection. For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 888-203-1112 and entering the pass code 506071, and a two week-long replay will be available on ITG’s website at http://www.itginc.com starting approximately 2 hours after the completion of the call.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

###

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2003	September 27, 2002	September 26, 2003	September 27, 2002
Revenues:
Commissions:
POSIT	$36,557	$35,334	$95,620	$123,520
Electronic Trading Desk	27,683	29,499	86,806	76,415
Client Site Direct Access	18,830	29,630	57,954	87,052
Other	2,252	2,411	7,095	7,023
Total revenues	85,322	96,874	247,475	294,010

Expenses:
Compensation and employee benefits	29,028	28,770	88,234	84,405
Transaction processing	11,501	13,160	33,560	36,732
Software royalties	4,881	4,563	12,527	15,871
Occupancy and equipment	7,963	7,311	23,718	20,443
Telecommunications and data processing services	4,457	4,279	13,704	12,565
Other general and administrative	8,106	5,794	23,992	17,427
Total expenses	65,936	63,877	195,735	187,443

Income before income tax expense	19,386	32,997	51,740	106,567

Income tax expense	8,194	14,222	22,244	44,823

Net income	$11,192	$18,775	$29,496	$61,744

Earnings per share:

Basic	$0.24	$0.39	$0.62	$1.27

Diluted	$0.24	$0.39	$0.62	$1.25

Basic weighted average number of common shares outstanding	47,168	48,247	47,244	48,692

Diluted weighted average number of common shares outstanding	47,197	48,581	47,262	49,347

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 26, 2003	December 31, 2002
	(unaudited)
Assets
Cash and cash equivalents	$195,290	$180,970
Cash restricted or segregated under regulations and other	15,428	12,302
Securities owned, at fair value	84,266	75,644
Receivables from brokers, dealers and other, net	600,736	159,293
Investments in limited partnerships	26,472	26,104
Premises and equipment	22,074	28,999
Capitalized software	8,446	6,582
Goodwill and other intangibles	82,366	82,567
Deferred taxes	9,096	9,740
Other assets	13,623	12,053
Total assets	$1,057,797	$594,254

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$94,005	$83,350
Payables to brokers, dealers and other	564,311	139,138
Software royalties payable	4,948	4,122
Securities sold, not yet purchased, at fair value	1,173	37
Income taxes payable	17,277	11,098
Total liabilities	681,714	237,745

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,262,743 and 51,220,201 at September 26, 2003 and December 31, 2002, respectively	513	512
Additional paid-in capital	156,892	155,085
Retained earnings	321,521	292,025
Common stock held in treasury, at cost; shares: 4,576,219 and 3,689,722 at September 26, 2003 and December 31, 2002, respectively	(107,151)	(92,471)
Accumulated other comprehensive income:
Currency translation adjustment	4,308	1,358
Total stockholders’ equity	376,083	356,509
Total liabilities and stockholders’ equity	$1,057,797	$594,254